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                                                                   EXHIBIT (10r)


[RUSSELL
ATHLETIC
LOGO]

September 17, 1999

Carol M. Mabe
12 Winterberry Court
Greensboro, NC 27455

Dear Carol,

         We are delighted to have had an opportunity to discuss a career opportunity as President of Retail for Russell Athletic. More importantly, I am please to formally extend to you an offer and provide the details of that offer.

         We are offering you the position of President of Retail for Russell Athletic and the position will report directly to me, Barney Wachtel, Chief Executive Officer, Russell Athletic.

         Your base salary will be $19,583.33 per month or $235,000.00 when annualized. Your next salary review date will be March 1, 2001. You will be eligible for a bonus up to 80% of your base salary. We will guarantee you a bonus for 1999 of 80% of your 1999 base earnings. Furthermore, we will guarantee you a bonus of 60% of your 2000 base earnings.

         You will receive options to purchase 25,000 shares of Russell stock at a price based on the average of the high and low price on your date of hire. These stock options will vest at 25% per year, with a ten year exercise period. In addition, we will grant you 6,000 restricted shares that will vest at 33.33% per year. You will be eligible to receive stock options (12,000 to 13,000) during our normal award cycle in February, which will of course be subject to the approval of our Compensation Committee of the Board.

         In consideration of your acceptance of this offer of employment, we will provide you a $25,000 signing bonus which will be payable within 30 days from your date of employment.

         If your employment at Russell Corporation is severed for any reason other than cause during your first two (2) years of employment, you will be paid twelve (12) months of severance pay. After two (2) years of employment, if your employment is terminated for any reason other than cause, you will be paid six (6) months severance and up to an additional six (6) months if you are unable to secure other employment during that time.

         We will obviously provide you with our full benefit package and relocation benefits. Mike Hager is prepared to discuss those issues with you, including several newly created benefits approved by our Compensation Committee this week.

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As part of our aim to achieve a "drug free" working environment, we request that all employees undergo a drug screening process. Mike Hager can discuss an arrangement to complete this requirement that will be centered around your convenience.

         Carol, I believe we have an opportunity that will be exciting and intellectually stimulating for you. We also believe that you and Bob will discover many opportunities living in Atlanta. Again, all of us are delighted to have you join this exciting team and look forward to the numerous contributions you will bring to Russell.

With best personal regards,

/s/ Barney Wachtel

Barney Wachtel
Sr. VP and CEO, Russell Athletic

/bc